Exhibit 99.2

`	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

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Investor Contact: Peter Seltzberg, Managing Director Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Appoints Thomas E. Dooley and Dr. Rita Smith

to Board of Directors

JERSEY CITY, NJ, February 19, 2020 - Bel Fuse Inc. (“Bel,” or the Company”) (Nasdaq:BELFA and Nasdaq:BELFB), a leading supplier of products that power, protect and connect electronic circuits, today announced that Thomas E. Dooley and Dr. Rita Smith have been appointed to Bel’s Board of Directors. Bel also announced that Robert H. Simandl and Norman Yeung have retired from Bel’s board effective today. Mr. Simandl served on Bel’s board since 1967 and was additionally a committee member on Bel’s Executive and Nominating committees. Mr. Yeung was a member of Bel’s board since 2013.

Mr. Dooley, 63, is the former Interim CEO and Chief Operating Officer of Viacom Inc., a Fortune 500 entertainment company with $13 billion in annual sales. Throughout his career at Viacom, Mr. Dooley held a variety of executive positions including Chief Operating Officer, Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer, and served on the Viacom Board of Directors for ten years.  Prior to re-joining Viacom in 2006, Mr. Dooley was Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm specializing in media and telecommunications investments, from May 2000 until September 2006. Prior to that, Mr. Dooley held various corporate and divisional positions at a predecessor of Viacom, which he first joined in 1980, including Deputy Chairman and member of its Executive Committee. Mr. Dooley received a Bachelor’s Degree from St. John’s University and an M.B.A from New York University.

Dr. Smith, 69, a partner at C-Suites Healthcare Advisors, has an extensive track record spanning three decades in strategic resource planning and budgeting, information management systems, case management, and reporting and compliance. As the Senior Vice President of Patient Care Services and Chief Nursing Officer at Jersey City Medical Center/Robert Wood Johnson Barnabas Health for fifteen years, Dr. Smith had P&L responsibility for a staff of 1,500 and an operating budget of $150 million, and led the turnaround from annual multi-million dollar losses to profitability for her operating unit.  Dr. Smith holds a Doctor of Nursing Practice from Rutgers University, a Master’s in Public Administration-Health Care Policy from New York University and a Bachelor’s Degree in Nursing from Kean University.

“We’re excited to have the opportunity to add executives of this caliber to the Bel board. Having held so many executive-level positions at a well-known public enterprise such as Viacom, Tom Dooley has the experience to assist us with all aspects of our growth strategy, particularly in mergers and acquisitions and his experience working with a variety of financial institutions. Rita’s proven ability to manage people, processes, and information systems is also going to be a very valuable resource to Bel’s management team and ultimately to our shareholders,” commented Daniel Bernstein, Chief Executive Officer of Bel.

“Words cannot express our gratitude to Bob Simandl for his guidance to Bel over the past 50 years. Bob has been a mentor to me personally for the last 25 years, and prior to that, was a confidant to my father, Elliot Bernstein, and my uncle, Howard Bernstein, founders of Bel. His support in the early stages of our history was such an integral part to Bel’s success of today. On behalf of the executive team and board, I would like to thank Bob for his numerous and important contributions to Bel which spanned five decades. We wish him the best of success in his second retirement.

“We would also like to express our appreciation to Norman Yeung, whose background in sales and marketing within the electronics industry, particularly in Asia, was instrumental in supporting our revenue initiatives in that region. His insights and knowledge on the Far East were most appreciative by Bel’s management and we wish Norman the best of success in his future endeavors,” concluded Mr. Bernstein.

With the retirement of Mr. Simandl and Mr. Yeung, and the addition of Mr. Dooley and Dr. Smith, the company’s board of directors remains at nine members, eight of whom are independent within the meaning of SEC and NASDAQ regulations. Mr. Dooley and Dr. Smith will stand for election for a three-year term at the Company’s upcoming annual shareholders meeting in May 2020.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits. These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries. Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies). The Company operates facilities around the world.